Free Writing Prospectus
Filed Pursuant to Rule 433
Dated July 12, 2011

Registration Statement No. 333-159281 and 333-159281-03

Free Writing Prospectus dated July 12, 2011

$1,250,000,000
Mercedes-Benz Auto Receivables Trust 2011-1
Issuing Entity

Daimler Retail Receivables LLC Depositor	Mercedes-Benz Financial Services USA LLC Sponsor and Servicer

The depositor has prepared a prospectus supplement dated July __, 2011 (subject to completion, dated July 12, 2011) and prospectus dated July 12, 2011 which describes the notes to be issued by the issuing entity.  You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Fitch	Moody’s
Class A-1	F1+ (sf)	P-1 (sf)
Class A-2	AAA (sf)	Aaa (sf)
Class A-3	AAA (sf)	Aaa (sf)
Class A-4	AAA (sf)	Aaa (sf)

It is a condition to the issuance of the notes that each class of the notes receive the ratings listed above.

Joint Bookrunners

RBS	Citi	SOCIETE GENERALE

Co-Managers

Credit Agricole Securities		RBC Capital Markets

The depositor has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity, and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in this offering will arrange to send you the prospectus supplement and the prospectus if you request it by calling toll free 1-866-884-2071.